Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: FC Global Realty Incorporated Entity or Nevada Business Identification Number (NVID):_____________________
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)

☐ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐    Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:______________________

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐    Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

☐    Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)    ☐ incorporators    ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒    Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 98.13%

☐    Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

________________________________________________________________________

Jurisdiction of formation:_____________________________________

Changes to takes the following effect:

☐ The entity name has been amended.                                       ☐ Dissolution

☐ The purpose of the entity has been amended.                         ☐ Merger

☐ The authorized shares have been amended.                            ☐ Conversion

☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	Page 1 of 2 Revised: 1/1/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and
Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

See below

(attach additional page(s) if necessary)

6. Signature: (Required)	X ______________________________ Signature of Officer or Authorized Signer	Chief Executive Officer Title
	X ______________________________ Signature of Officer or Authorized Signer	Title
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
Please include any required or optional information in space below: (attach additional page(s) if necessary)

Articles 1, 3(a) and 4 are hereby amended and restated in their entirety as set forth in Exhibit A. In addition, a new Article 10 set forth in Exhibit A is hereby added.

This form must be accompanied by appropriate fees.	Page 2 of 2 Revised: 1/1/2019

EXHIBIT A

1. The name of the corporation is Gadsden Properties, Inc. (hereinafter, the “Corporation”).

3(a). The total number of shares of capital stock which the Corporation shall have authority to issue is five billion fifty million (5,050,000,000) shares, of which (i) fifty million (50,000,000) shares are designated as preferred stock, with a par value of $0.01 per share (“Preferred Stock”) and (ii) five billion (5,000,000,000) shares are designated as common stock, with a par value of $0.01 per share (“Common Stock”).

4. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under Sections 856 through 860 the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

10. Restrictions on Transfer and Ownership of Shares.

Section 10.1 Definitions. For the purpose of this Article 10, the following terms shall have the following meanings:

“Applicable Amount” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Common Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Effective Date” shall mean the date as of which the Corporation’s registration statement on Form S-11 is declared effective by the U.S. Securities and Exchange Commission.

“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Article 10 or by the Board of Directors pursuant to Section 10.2.7.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 10.2.7 and subject to adjustment pursuant to Section 10.2.7(d), the percentage limit established by the Board of Directors pursuant to Section 10.2.7.

“Market Price” shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the average of the highest and lowest price at which the stock traded during the day on the applicable stock market or exchange, or, if not so quoted, the average of the highest bid and lowest asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person that, but for the provisions of Section 10.2.1(b), would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 10.2.1 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust created by the Board of Directors for purposes provided for in Section 10.3.1.

“Trustee” shall mean the Person that is not a Prohibited Owner, and is not acting as an agent of the Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 10.2 Capital Stock.

10.2.1 Ownership Limitations. During the period commencing on the Effective Date and prior to the Restriction Termination Date, but subject to Section 10.2.7:

(a) Basic Restrictions.

(i) (1) No Person, other than a Person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Applicable Amount, (2) no Person, other than a person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, (3) no Person, other than a Person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit and (4) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of the Corporation’s stock that could result in (i) the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of either (A) a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, or (B) a “qualified health care facility,” within the meaning of Section 856(e)(6)(D)(i), as applicable, leased by the Corporation to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account the Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any the gross income requirements imposed on REITs).

(iii)  No Transfer of shares of Capital Stock shall be made that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(b) Transfer in Trust.

(i) If any purported Transfer of shares of Capital Stock occurs which, if effective, would result in (1) any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 10.2.1(a)(i) or (ii), or (2) the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) as described in Section 10.2.1(a)(iii);

(ii) the Transfer of that number of shares of Capital Stock (rounded up to the nearest whole share) that would effectuate an outcome described in paragraph (i) above shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; and

(iii)  such shares of Capital Stock shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 10.3, effective as of the close of business on the Business Day prior to the date of such purported Transfer, and such Person shall acquire no rights in such shares;

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 10.2.1(b), a violation of any provision of this Article 10 would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article 10.

10.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 10.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 10.2.1 (whether or not such violation is intended), the Board of Directors or such committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or such committee thereof.

10.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 10.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 10.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification and taxation as a REIT.

10.2.4 Owners Required to Provide Information. From the Effective Date and prior to the Restriction Termination Date:

(a) every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification and taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

10.2.5 Remedies Not Limited. Nothing contained in this Section 10.2 shall limit the authority of the Board of Directors to take such other actions as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

10.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10.2, Section 10.3, or any definition contained in Section 10.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 10.2 or Section 10.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 10.2 or Section 10.3 requires an action by the Board of Directors and this Article 10 fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 10.1, Section 10.2 or Section 10.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 10.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 10.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

10.2.7 Exceptions.

(a) Subject to Section 10.2.1(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 10.2.1(a); and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 10.2.1 through 10.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Section 10.2.1(b) and Section 10.3.

(b) Prior to granting any exception pursuant to Section 10.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 10.2.1(a), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Applicable Amount, the Preferred Stock Ownership Limit, the Common Stock Ownership Limit, or all such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be.

10.2.8 Increase or Decrease in Aggregate Stock Ownership, Preferred Stock Ownership Limit and Common Stock Ownership Limit.

(a) Subject to Section 10.2.1(a), the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; provided, however, that any decreased Common Stock Ownership Limit, the Preferred Stock Ownership Limit and/or Applicable Amount will not be effective for any Person whose percentage ownership in Common Stock, Preferred Stock of any class or series or Capital Stock is in excess of such decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount until such time as such Person’s percentage of Common Stock, Preferred Stock of any class or series or Capital Stock equals or falls below the decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount, but any further acquisition of Common Stock, Preferred Stock of any class or series or Capital Stock in excess of such percentage ownership of Common Stock, Preferred Stock or Capital Stock will be in violation of the Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount.

(b) Prior to increasing or decreasing the Common Stock Ownership Limit, the Preferred Stock Ownership Limit or the Applicable Amount pursuant to Section 10.2.8(a), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

10.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend (or such other legend determined by the Board of Directors):

The shares of Capital Stock (“Shares”) represented by this certificate (“Certificate”) are subject to significant ownership and transfer restrictions set forth in the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Charter”), for the purpose, among others, of the Corporation’s maintenance of its qualification as a REIT under the Internal Revenue Code. Any attempted Transfer of Shares that, if effective, would result in violation of any of the restrictions set forth in the Charter shall be void ab initio, and the intended transferee shall acquire no rights in such Shares and such Shares shall be automatically transferred to one or more Trusts for the benefit of one or more Charitable Beneficiaries and may be redeemed by the Corporation, as set forth in the Charter. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership (as defined by the Charter) of Shares in excess or in violation of the limitations set forth in the Charter must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice. All capitalized terms in this legend have the meanings defined in the Charter, a copy of which will be furnished upon request to the Secretary of the Corporation and without charge, unless publicly available. By taking possession of this Certificate, you are deemed to have read and have knowledge of such restrictions set forth in the Charter, all of which are incorporated by reference into this Certificate.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge, provided that the Corporation is not required to furnish such statement to a stockholder if the restrictions on transferability, and the then current Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount is publicly available.

Section 10.3 Transfer of Capital Stock in Trust.

10.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 10.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 10.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.3.6.

10.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

10.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Nevada law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 10, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

10.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 10.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.3.4. The Prohibited Owner shall receive the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the Market Price on the date that the Trustee, or its designee, accepts such offer. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10.3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any other amounts held by the Trustee for the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.3.4, such excess shall be paid to the Trustee upon demand.

10.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 10.3.3 and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 10.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

10.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 10.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 10.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 10.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 10.

Section 10.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 10.6 Severability. If any provision of this Article 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.